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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
      SECTION 12(g)OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF
       DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                            PENN-AMERICA GROUP, INC.
                            ------------------------
             (Exact name of registrant as specified in its charter)

Pennsylvania                         0-22316                   23-2731409
----------------            --------------------             ------------------
(State or other               (Commission File                (I.R.S. Employer
jurisdiction of                   Number)                    Identification No.)
 incorporation)

     420 S. York Road, Hatboro,                           19040
            Pennsylvania
-------------------------------------      -------------------------------------
(Address of principal executive offices)                (Zip Code)

                                 (215) 443-3600
                            ------------------------
             (Registrant's telephone number, including area code)

                                  Common Stock
                            ------------------------
            (Title of each class of securities covered by this form)

                                       N/A
                            ------------------------
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

/X/ Rule 12g-4(a)(l)(i)     / / Rule 12g-4(a)(2)(ii)    / / Rule 12h-3(b)(2)(i)

/ / Rule 12g-4(a)(l)(ii)    / / Rule 12h-3(b)(l)(i)     / / Rule 12h-3(b)(2)(ii)

/ / Rule 12g-4(a)(2)(i)     / / Rule 12h-3(b)(l)(ii)    / / Rule 15d-6

Approximate number of holders of record as of the certification or notice date:
2

Pursuant to the requirements of the Securities Exchange Act of 1934, Penn-America Group, Inc. has duly caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

January 25,2004                      PENN-AMERICA GROUP, INC


                                     /s/ Garland P. Pezzuolo
                                     --------------------------------
                                     Garland P. Pezzuolo
                                     Vice President, Secretary & General Counsel